FORM NSAR Q77O Transactions effected pursuant to Rule 10F3 Fidelity Municipal Trust

Series Number	11
Fund	Fidelity Short-Intermediate Municipal Income Fund
Trade Date	3/10/2010
Settle Date	3/17/2010
Security Name	NYS TWY AUTH SER A 5% 4/01/17
CUSIP	650014SW4
Price	114.722
Transaction Value	$1,147,220.00
Class Size	175,790,000
% of Offering	0.57%
Underwriter Purchased From	RBC Capital Markets
Underwriting Members: (1)	RBC Capital Markets
Underwriting Members: (2)	M.R. Beal & Company
Underwriting Members: (3)	BofA Merrill Lynch
Underwriting Members: (4)	Citigroup, Inc.
Underwriting Members: (5)	Jeffries & Company
Underwriting Members: (6)	Fidelity Capital Markets
Underwriting Members: (7)	KeyBanc Capital Markets
Underwriting Members: (8)	Loop Capital Markets, LLC
Underwriting Members: (9)	Morgan Keegan & Company, Inc.
Underwriting Members: (10)	Stifel, Nicolaus & Co.
Underwriting Members: (11)	Stone & Youngberg